UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2005
Bay View Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14879	94-3078031

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1840 Gateway Drive, San Mateo, California	94404

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (650) 312-7300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 26, 2005, Bay View Capital Corporation (“BVCC”), a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Great Lakes Bancorp, Inc. (“GLB”), a Delaware corporation. GLB is the holding company for Greater Buffalo Savings Bank, a New York savings bank, which was founded in November 1999. The Merger Agreement provides for the merger of GLB with and into BVCC, with BVCC continuing as the surviving corporation in the merger (the “Merger”). The Merger Agreement provides that, at the effective time of the Merger, each share of common stock of GLB issued and outstanding prior to the effective time will be cancelled and converted into the right to receive 1.0873 shares of common stock of BVCC. Upon the closing of the Merger, the name of the surviving corporation will be “Great Lakes Bancorp, Inc.,” but it will maintain its listing on the New York Stock Exchange.
     The Merger Agreement provides that the board of directors of the merged company will have 15 members. Three of such directors will be Robert B. Goldstein, Charles G. Cooper and John W. Rose, who are currently members of BVCC’s senior executive team, and the remainder will be current directors of GLB. The executive officers of GLB immediately prior to the Merger will be the executive officers of the merged company.
     Pursuant to the Merger Agreement, the consummation of the Merger is subject to customary closing conditions applicable to both BVCC and GLB, including, but not limited to, receipt of regulatory approvals, the registration of BVCC as a bank holding company, the approval of BVCC’s stockholders and the approval of GLB’s stockholders. The Merger Agreement also includes representations, warranties and covenants of both BVCC and GLB. Pursuant to the Merger Agreement, BVCC and GLB have each agreed not to enter into discussions or negotiations for, or agree to enter into, alternative business combination transactions, except under the certain circumstances provided in the Merger Agreement and except for the possible sale of Bay View Acceptance Corporation (“BVAC”) by BVCC, pursuant to negotiations that are currently taking place. If the Merger Agreement is terminated under certain circumstances set forth more fully in the Merger Agreement, either BVCC or GLB may be required to pay the other a termination fee of $3.4 million.
     A copy of the Merger Agreement is attached hereto as Exhibit 2.1, and the summary contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. There can be no assurance that the transactions contemplated by the Merger Agreement or the sale of BVAC will be consummated.
     BVCC intends to file a registration statement on Form S-4 with the Securities and Exchange Commission that will include a joint proxy statement/prospectus of BVCC and GLB and other relevant documents in connection with the proposed transaction. Investors and security holders of BVCC and GLB are advised to read the joint proxy statement/prospectus when it becomes available, and other documents filed by BVCC and GLB, because they will contain important information about BVCC, GLB and the proposed Merger. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, when available, and other documents filed by GLB and BVCC at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and other documents filed by BVCC may also be obtained, when available, from BVCC by directing such request to John K. Okubo, Executive Vice President and Chief Financial Officer; telephone (650) 294-7778. The joint proxy statement/prospectus and other documents filed by GLB may also be obtained, when available, from GLB by directing such request to Kim S. Destro, Executive Vice President and Chief Financial Officer; telephone (716) 961-1900. BVCC, GLB and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of BVCC and GLB with respect to the transactions contemplated by the Merger Agreement. A description of any interests that BVCC’s or GLB’s directors and executive officers have in the proposed Merger will be included in the joint proxy statement/prospectus.
     In connection with the execution and delivery of the Merger Agreement, BVCC entered into voting agreements with directors and executive officers of GLB, pursuant to which such directors and executive officers agreed to vote their shares of GLB in favor of the Merger and against competing transactions. A copy of the form of voting agreement executed by certain directors and executive officers of GLB is attached hereto as Exhibit 10.1, and the above summary of the voting agreements does not purport to be complete and is qualified in its entirety by reference to the form of voting agreement, which are incorporated herein by reference.
Item 9.01. Exhibits.
     The following exhibits are filed herewith:

Exhibit 2.1	Agreement and Plan of Merger, dated as of October 26, 2005, by and between Bay View Capital Corporation and Great Lakes Bancorp, Inc.

Exhibit 10.1	Form of Voting Agreement, dated as of October 26, 2005, by and among certain directors and officers of Great Lakes Bancorp, Inc. and Bay View Capital Corporation. (Attached as Annex B to the Agreement and Plan of Merger filed as Exhibit 2.1.)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY VIEW CAPITAL CORPORATION
By:	/s/ Charles G. Cooper
Charles G. Cooper, President and
Chief Executive Officer

Date: October 28, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of October 26, 2005, by and between Bay View Capital Corporation and Great Lakes Bancorp, Inc.

Exhibit 10.1	Form of Voting Agreement, dated as of October 26, 2005, by and among certain directors and officers of Great Lakes Bancorp, Inc. and Bay View Capital Corporation. (Attached as Annex B to the Agreement and Plan of Merger filed as Exhibit 2.1.)